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                                                                      EXHIBIT 99

[DUSA PHARMACEUTICAL COMPANY LOGO]


DUSA PHARMACEUTICALS, INC.(R)
FOR RELEASE AT 6:30 A.M.

             DUSA GRANTED RAPID HEARING DATE IN RIVER'S EDGE LAWSUIT

WILMINGTON, MA. APRIL 25, 2006 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS: DUSA) announced today it has filed a patent infringement suit in the United States District Court in Trenton, New Jersey alleging that a River's Edge Pharmaceuticals' LLP niacinimide product infringes US patent 6,979,468. In response to a motion put forward with the filing by DUSA the Court granted an expedited hearing date of May 5, 2006 in order to hear arguments on a motion for preliminary injunction to enjoin River's Edge Pharmaceuticals LLP from selling its alternative product to DUSA's product, Nicomide(R). A lawsuit was filed by River's Edge Pharmaceuticals, LLC on March 28, 2006, alleging, among other things, that Sirius Laboratories, Inc., a wholly-owned subsidiary of DUSA, agreed to authorize River's Edge to market a generic version of Nicomide(R), and that the United States patent covering Nicomide(R) issued to Sirius in December, 2005 is invalid. The River's Edge action was filed in the United States
District Court for the Northern District of Georgia, Gainesville Division. Nicomide(R) is one of the key products DUSA acquired from Sirius Laboratories, Inc. in its recent merger, which closed on March 10, 2006.

"We are very pleased that the Court feels that the case is of sufficient urgency to warrant an expedited hearing and review," states Bob Doman, President and Chief Operating Officer of DUSA. "It is DUSA's policy to protect its intellectual property and we believe this court action will help us to move this matter forward in a timely manner."

DUSA Pharmaceuticals, Inc. is an integrated dermatology specialty pharmaceutical company focused primarily on the development and marketing of its Levulan(R) Photodynamic Therapy (PDT) technology platform, and complementary dermatology products. Levulan PDT is currently approved for the treatment of pre-cancerous actinic keratoses, and is being developed for the treatment of acne and photodamage. DUSA's other dermatology products include Nicomide(R), and the AVAR(R) line, resulting from its recent merger with Sirius Laboratories, Inc. These products target patients with acne and rosacea. DUSA is also developing certain internal indications of Levulan PDT. DUSA is based in Wilmington, MA.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to DUSA's belief regarding the court action. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the litigation process, the maintenance of our patent portfolio, sufficient funding, and other risks and uncertainties identified in DUSA's filings with the Securities and Exchange Commission from time to time, including its Form 10-K for the year ended December 31, 2005.

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For further information contact:
D. GEOFFREY SHULMAN, MD, Chairman & CEO
or SHARI LOVELL, Director, Shareholder Services
Tel: 416.363.5059 Fax 416.363.6602 or visit www.dusapharma.com